Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "SCIENCE DYNAMICS CORPORATION", CHANGING ITS NAME FROM "SCIENCE DYNAMICS CORPORATION" TO "LATTICE INCORPORATED", FILED IN THIS OFFICE ON THE SEVENTEENTH DAY OF JANUARY, A.D. 2007, AT 1:37 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID RESTATED CERTIFICATE IS THE SECOND DAY OF FEBRUARY, A.D. 2007, AT 11:59 O'CLOCK P.M.


SECRETARY'S OFFICE
DELAWARE

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

0791744 8100

070052600

AUTHENTICATION: 5363665

DATE: 01-18-07

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:44 PM 01/17/2007
FILED 01:37 PM 01/17/2007
SRV 070052600 - 0791744 FILE

RESTATED CERTIFICATE OF INCORPORATION
OF
SCIENCE DYNAMICS CORPORATION

Science Dynamics Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

1. The Certificate of Incorporation of the Corporation was filed with the Secretary of State on May 24, 1973.

2. The Certificate of Incorporation of the Corporation is hereby amended and restated to read as follows:

FIRST: The name of the Corporation is Lattice Incorporated. (the "Corporation").

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 Wilmington, Delaware, 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: (a) The total number of shares of capital stock which this Corporation is authorized to issue is two hundred ten million (210,000,000) shares, of which:

(i) ten million (10,000,000) shares shall be designated as Preferred Stock, and shall have a par value of $.01 per share;

(ii) two hundred million (200,000,000) shares shall be designated as Common Stock, and shall have a par value of $.01 per share; and

(b) The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors and as are not stated and expressed in this Certificate of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(i) the designation of such series;

(ii) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or of any other series of capital stock, whether such dividends shall be cumulative or noncumulative, and whether such dividends may be paid in shares of any class or series of capital stock or other securities of the Corporation;

(iii) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or series of capital stock or other securities of the Corporation, and, if

provision be made for conversion or exchange, the times, prices, rates, adjustment and other terms and conditions of such conversion or exchange;

(vi) the extent, if any, to which the holders of the shares of such series shall be entitled to vote, as a class or otherwise, with respect to the election of the directors or otherwise, and the number of votes to which the holder of each share of such series shall be entitled;

(vii) the restrictions, if any, on the issue or reissue of any additional shares or series of Preferred Stock; and

(viii) the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.

(c) No holder of any stock of the Corporation of any class or series now or hereafter authorized, shall, as such holder, be entitled as of right to purchase or subscribe for any shares of stock of the Corporation of any class or any series now or hereafter authorized, or any securities convertible into or exchangeable for any such shares, or any warrants, options, rights or other instruments evidencing rights to subscribe for, or purchase, any such shares, whether such shares, securities, warrants, options, rights or other instruments be unissued or issued and thereafter acquired by the Corporation.

FIFTH: Election of directors need not be by ballot unless the By-laws of the Corporation shall so provide.

SIXTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

SEVENTH: (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Paragraph (b) of this Article SEVENTH, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this Article SEVENTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director of officer

(and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article SEVENTH or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(b) Right of Claimant to Bring Suit. If a claim under Paragraph (a) of this Article SEVENTH is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard or conduct.

(c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

(d) Insurance . The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

EIGHTH: The terms and conditions of any rights, options and warrants approved by the Board of Directors may provide that any or all of such terms and conditions may not be waived or amended or may be waived or amended only with the consent of the holders of a designated percentage of a designated class or classes of capital stock of the Corporation (or a designated group or groups of holders within such class or classes, including but not limited to disinterested holders), and the applicable terms and conditions of any such rights, options or warrants so conditioned may not be waived or amended or may not be waived or amended absent such consent.

NINTH: In furtherance and not in limitation of the powers conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend or repeal from time to time By-laws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal By-laws made by the Board of Directors and subject to the provisions of any By-law limiting the right of the Board of Directors to make certain modifications to the By-laws.

TENTH: Upon the filing of this Restated Certificate of Incorporation, without any action on the part of the holder thereof, each of the presently outstanding shares of Common Stock, par value \$.01 per share, shall become and converted into, one-tenth of a share of Common Stock, par value \$.01 per share. No fractional share will be issued. Any fractional shares resulting from the reverse split will be rounded up to the nearest whole number.

ELEVENTH: This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of Delaware.

TWELFTH: The capital of the Corporation will not be reduced under or by reason of any amendment herein certified.

THIRTEENTH: The Statements of Designation of the rights, preferences, privileges and limitations of the Series A Convertible Preferred Stock are set forth in Exhibit A to this Restated Certificate of Incorporation The Statements of Designation of the rights, preferences, privileges and limitations of the Series B Convertible Redeemable Preferred Stock are set forth in Exhibit B to this Restated Certificate of Incorporation. These Statements of Designation reflect the one-for-ten reverse split set forth in Article Tenth of this Restated Certificate of Incorporation.

FOURTEENTH: The effective date of this Restated Certificate of Incorporation (including the Statements of Designation referred to in Article Thirteenth of this Restated Certificate of Incorporation) shall be February 2, 2007, at 11:59 p.m.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its chief executive officer this 22nd day of December, 2006.

/s/ Paul Burgess
Paul Burgess,
Chief Executive Officer

SCIENCE DYNAMICS CORPORATION

Statement of Designations

Section 1. Definitions. Capitalized terms used and not otherwise defined herein that are defined in the Purchase Agreement (as defined below) shall have the meanings given such terms in the Purchase Agreement. For the purposes hereof, the following terms shall have the following meanings:

"4.9% Limitation" shall have the meaning set forth in the Purchase Agreement.

"Bankruptcy Event" means any of the following events: (a) the Company or any Significant Subsidiary (as such term is defined in Rule 1.02(s) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not stayed or dismissed within 90 days after commencement; (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 90 days; (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

"Closing Date" means the Closing Date, as defined in the Purchase Agreement.

"Commission" means the Securities and Exchange Commission.

"Common Stock" means the Company's common stock, par value \$.01 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

"Common Stock Equivalents" means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

"Conversion Date" shall have the meaning set forth in Section 6(a).

"Conversion Ratio" shall mean the number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock. Each share of Series A Preferred Stock shall be convertible into two and one half (2.5) shares of Common Stock (the "Conversion Ratio"), subject to adjustment as provided in this Statement of Designations.

"Conversion Price" shall mean twenty three cents ($.23), subject to adjustment as provided in this Statement of Designations.

"Conversion Shares" means, collectively, the shares of Common Stock into which the shares of Series A Preferred Stock are convertible in accordance with the terms hereof.

"Conversion Shares Registration Statement" means a registration statement that meets the requirements of the Registration Rights Agreement and registers the resale of all Conversion Shares by the Holder, who shall be named as a "selling stockholder" thereunder, all as provided in the Registration Rights Agreement.

"Conversion Value" means the Purchase Price divided by the number of shares of Series A Preferred Stock initially issued pursuant to the Purchase Agreement.

"Dilutive Issuance" shall have the meaning set forth in Section 7(b) hereof.

"Effective Date" means the date that the Conversion Shares Registration Statement is declared effective by the Commission.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Exempt Issuance" shall have the meaning set forth in Section 1.3.17 of the Purchase Agreement.

"Fundamental Transaction" shall have the meaning set forth in Section 7(f)(iv) hereof.

"Holder" shall have the meaning given such term in Section 2 hereof.

"Investors" shall mean the persons named in Schedule A to the Purchase Agreement.

"Junior Securities" means the Common Stock and all other equity or equity equivalent securities of the Company other than those securities that are explicitly senior in rights or liquidation preference to the Series A Preferred Stock.

"Net Income" shall have the meaning set forth in the Purchase Agreement.

"Original Issue Date" shall mean the date of the first issuance of any shares of the Series A Preferred Stock regardless of the number of transfers of any particular shares of Series A Preferred Stock and regardless of the number of certificates which may be issued to evidence such Series A Preferred Stock.

"Person" means a corporation, an association, a partnership, a limited liability company, a business association, an individual, a trust, a government or political subdivision thereof or a governmental agency.

"Pre-tax Income" shall have the meaning set forth in the Purchase Agreement.

"Purchase Agreement" means the Securities Purchase Agreement dated as of September 15, 2006, relating to the issuance of the Company's 6% Convertible Subordinated Notes due May 31, 2007 in the aggregate principal amount of $4,500,000, as amended, modified or

supplemented from time to time in accordance with its terms, a copy of which is on file at the principal offices of the Company.

"Purchase Price" shall have the meaning set forth in the Purchase Agreement.

"Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Closing Date, to which the Company and the original Holder are parties, as amended, modified or supplemented from time to time in accordance with its terms.

"Securities" shall have the meaning set forth in Section 1.3.29 of the Purchase Agreement.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Series A Preferred Stock" shall have the meaning set forth in Section 2.

"Subsidiary" shall mean a corporation, limited liability company, partnership, joint venture or other business entity of which the Company owns beneficially or of record more than a majority of the equity interest.

"Trading Day" means a day on which the Common Stock is traded on a Trading Market.

"Trading Market" means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board.

"Transaction Documents" shall have the meaning set forth in the Purchase Agreement.

"VWAP" means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the primary Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time) using the VAP function; (b) if the Common Stock is not then listed or quoted on the Trading Market and if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (c) in all other cases, the fair market value of a share of Common Stock as determined by a nationally recognized-independent appraiser selected in good faith by Purchasers holding a majority of the principal amount of Series A Preferred Stock then outstanding.

"Warrants" shall have the meaning set forth in the Purchase Agreement.

Section 2. Designation, Amount and Par Value. The series of preferred stock, par value $.01 per share ("Preferred Stock") consisting of nine million (9,000,000 shares) shall be designated as the Company's Series A Convertible Preferred Stock (the "Series A Preferred Stock") and the number of

shares so designated shall be (which shall not be subject to increase without the consent of all of the holders of 75% of the then outstanding shares of Series A Preferred Stock (each a "Holder" and collectively, the "Holders")). In the event of the conversion of shares of Series A Preferred Stock into this Company's Common Stock, pursuant to Section 6 hereof, or in the event that the Company shall otherwise acquire and cancel any shares of Series A Preferred Stock, the shares of Series A Preferred Stock so converted or otherwise acquired and canceled shall have the status of authorized but unissued shares of preferred stock, without designation as to series until such stock is once more designated as part of a particular Series by the Company's Board of Directors. In addition, if the Company shall not issue the maximum number of shares of Series A Preferred Stock, the Company may, from time to time, by resolution of the Board of Directors and the approval of the holders of a majority of the outstanding shares of Series A Preferred Stock, reduce the number of shares of Series A Preferred Stock authorized, provided, that no such reduction shall reduce the number of authorized shares to a number which is less than the number of shares of Series A Preferred Stock then issued or reserved for issuance. The number of shares by which the Series A Preferred Stock is reduced shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such stock is once more designated as part of a particular Series by the Company's Board of Directors. The Board of Directors shall cause to be filed with the Secretary of State of the State of Delaware such certificate as shall be necessary to reflect any reduction in the number of shares constituting the Series A Preferred Stock. The Series A Preferred Stock shall be senior to the Series B Redeemable Preferred Stock ("Series B Preferred Stock") upon voluntary or involuntary liquidation, dissolution or winding up. The Company may pay the dividends and redemption price to the holders of the Series B Preferred Stock as provided in the statement of designations relating to the Series B Preferred Stock, except that, in the event of a liquidation, dissolution or winding up, the rights of the holders of the Series B Preferred Stock shall be junior to the rights of the holders of the Series A Preferred Stock.

Section 3. Dividends and Other Distributions. No dividends shall be payable with respect to the Series A Preferred Stock. No dividends shall be payable with respect to the Common Stock while the Series A Preferred Stock is outstanding. The Company shall not redeem or purchase any shares of Common Stock while the Series A Preferred Stock is outstanding.

Section 4. Voting Rights. The Series A Preferred Stock shall have no voting rights. However, so long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative approval of the Holders of 75% of the shares of the Series A Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Statement of Designations or the Statement of Designations relating to the Series B Preferred Stock, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 5) senior to or otherwise pari passu with the Series A Preferred Stock, or any of preferred stock possessing greater voting rights or the right to convert at a more favorable price than the Series A Preferred Stock, (c) amend its certificate of incorporation or other charter documents in breach of any of the provisions hereof, (d) increase the authorized number of shares of Series A Preferred Stock, or (e) enter into any agreement with respect to the foregoing. The holders of the Series A Preferred Stock will not be entitled to vote as a class with respect to the increase or decrease in the number of authorized shares of preferred stock. Notwithstanding any other provision of the Statement of Designations; the provisions of Section 6(c) of this Statement of Designations may not be amended or waived.

Section 5. Liquidation. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the

assets of the Company, whether such assets are capital or surplus, for each share of Series A Preferred Stock an amount equal to fifty seven and one-half ($.575) per share of Series A Preferred Stock, which amount is referred to as the "Liquidation Value," before any distribution or payment shall be made to the holders of any Junior Securities and after any distributions or payments made to holders of any class or series of securities which are senior to the Series A Preferred Stock upon voluntary or involuntary liquidation, dissolution or winding up, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. In the event the assets of the Company available for distribution to the holders of shares of Series A Preferred Stock upon dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 5, no such distribution shall be made on account of any shares of any other class or series of capital stock of the Company ranking on a parity with the shares of Series A Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up. At the election of a Holder made by written notice delivered to the Company at least two (2) business days prior to the effective date of the subject transaction, as to the shares of Series A Preferred Stock held by such Holder, a Fundamental Transaction (excluding for purposes of this Section 5 any Fundamental Transaction described in Section 7(f)(iv)(A) or 7(f)(iv)(B)) or Change of Control shall be treated as a Liquidation as to such Holder.

Section 6. Conversion.

a) Conversions at Option of Holder. Each share of Series A Preferred Stock shall be initially convertible (subject to the limitations set forth in Section 6(c)), into such number of shares of Common Stock based on the Conversion Ratio at the option of the Holders, at any time and from time to time from and after the Original Issue Date. Holders shall effect conversions by providing the Company with the form of conversion notice attached hereto as Annex A (a "Notice of Conversion") as fully and originally executed by the Holder, together with the delivery by the Holder to the Company of the stock certificate(s) representing the number of shares of Series A Preferred Stock so converted, with such stock certificates being duly endorsed in full for transfer to the Company or with an applicable stock power duly executed by the Holder in the manner and form as deemed reasonable by the transfer agent of the Common Stock. Each Notice of Conversion shall specify the number of shares of Series A Preferred Stock to be converted, the number of shares of Series A Preferred Stock owned prior to the conversion at issue, the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue, the stock certificate number and the shares of Series A Preferred Stock represented thereby which are accompanying the Notice of Conversion, and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Notice of Conversion and the applicable stock certificates to the Company by overnight delivery service (the "Conversion Date"). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the Trading Day immediately following the date that such Notice of Conversion and applicable stock certificates are received by the Company. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. Shares of Series A Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and may not be reissued. If the initial Conversion Price is adjusted pursuant to Section 7 or as otherwise provided herein, the Conversion Ratio shall likewise be adjusted and the new Conversion Ratio shall determined by multiplying the Conversion Ratio in effect by a fraction, the numerator of which is the Conversion Price

in effect before the adjustment and the denominator of which is the new Conversion Price. Thereafter, subject to any further adjustments in the Conversion Price, each share of Series A Preferred Stock shall be initially convertible into Common Stock based on the new Conversion Ratio.

b) Automatic Conversion Upon Change of Control. Subject to Section 5, all of the outstanding shares of Series A Preferred Stock shall be automatically converted into the Conversion Shares upon the close of business on the business day immediately preceding the date fixed for consummation of any transaction resulting in a Change of Control of the Company (an "Automatic Conversion Event"). A "Change in Control" means a consolidation or merger of the Company with or into another company or entity in which the Company is not the surviving entity or the sale of all or substantially all of the assets of the Company to another company or entity not controlled by the then existing stockholders of the Company in a transaction or series of transactions. The Company shall not be obligated to issue certificates evidencing the Conversion Shares unless certificates evidencing the shares of Series A Preferred Stock so converted are either delivered to the Company or its transfer agent or the holder notifies the Company or its transfer agent in writing that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the conversion of the Series A Preferred Stock pursuant to this Section 6(b), the Company shall promptly send written notice thereof, by hand delivery or by overnight delivery, to the holder of record of all of the Series A Preferred Stock at its address then shown on the records of the Company, which notice shall state that certificates evidencing shares of Series A Preferred Stock must be surrendered at the office of the Company (or of its transfer agent for the Common Stock, if applicable).

c) Beneficial Ownership Limitation. Except as provided in Section 6(b) of this Statement of Designation, which shall apply as stated therein if an Automatic Conversion Event shall occur, the right of the Holder to convert the Series A Preferred Stock shall be subject to the 4.9% Limitation, with the result that Company shall not effect any conversion of the Series A Preferred Stock, and the Holder shall not have the right to convert any portion of the Series A Preferred Stock, to the extent that after giving effect to such conversion, the Holder (together with the Holder's affiliates), as set forth on the applicable Notice of Conversion, would beneficially own in excess of 4.9% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion. For the purposes of this Agreement beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act, and Regulation 13d-3 thereunder. For purposes of this Section 6(c), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Company's most recent quarterly reports, Form 10-Q, Form 10-QSB, Annual Reports, Form 10-K, or Form 10-KSB, as the case may be, as filed with the Commission under the Exchange Act (B) a more recent public announcement by the Company or (C) any other written notice by the Company or the Company's transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of the Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Series A Preferred Stock, by the Holder or its affiliates since the date as of which such number of outstanding shares of Common Stock was publicly reported by the Company. The 4.9% Limitation may be not be waived or amended.

d) Mechanics of Conversion

i. Delivery of Certificate Upon Conversion. Except as otherwise set forth herein, not later than three Trading Days after each Conversion Date (the "Share Delivery Date"), the Company shall deliver to the Holder (A) a certificate or certificates which, after the Effective Date, shall be free of restrictive legends and trading restrictions (other than those required by the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends (if the Company has elected or is required to pay accrued dividends in cash). After the Effective Date, the Company shall, upon request of the Holder, deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Company or another established clearing Company performing similar functions if the Company's transfer agent has the ability to deliver shares of Common Stock in such manner. If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable Holder by the third Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Series A Preferred Stock tendered for conversion.

ii. Obligation Absolute; Partial Liquidated Damages. The Company's obligations to issue and deliver the Conversion Shares upon conversion of Series A Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of such Conversion Shares. In the event a Holder shall elect to convert any or all of its Series A Preferred Stock, the Company may not refuse conversion based on any claim that such Holder or any one associated or affiliated with the Holder of has been engaged in any violation of law, agreement or for any other reason (other than the inability of the Company to issue shares of Common Stock as a result of the limitation set forth in Section 6(c) hereof) unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of this Series A Preferred Stock shall have been sought and obtained and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the Conversion Value of Series A Preferred Stock, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of an injunction precluding the same, the Company shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 6(d)(i) within two Trading Days of the Share Delivery Date applicable to such conversion, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Conversion Value of Series A Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day after three (3) Trading Days and increasing to $200 per Trading Day six (6) Trading Days after such damages begin to accrue) for each Trading Day after the Share Delivery Date until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

iii. Compensation for Buy-In on Failure to Timely Deliver Certificates Upon Conversion. If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 6(d)(i) by a Share Delivery Date, and if after such Share Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a "Buy-In"), then the Company shall pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the price at which the sell order giving rise to such purchase obligation was executed. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Series A Preferred Stock with respect to which the aggregate sale price giving rise to such purchase obligation is $10,000, under clause (A) of the immediately preceding sentence the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Series A Preferred Stock as required pursuant to the terms hereof.

iv. Reservation of Shares Issuable Upon Conversion. The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series A Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of all outstanding shares of Series A Preferred Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and, if the Conversion Shares Registration Statement is then effective under the Securities Act, registered for public sale in accordance with such Conversion Shares Registration Statement.

v. Fractional Shares. Upon a conversion hereunder, the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock. All fractional shares shall be carried forward and any fractional shares which remain after a Holder converts all of his or her Series A Preferred Stock shall be dropped and eliminated.

vi. Transfer Taxes. The issuance of certificates for shares of the Common Stock on conversion of the Series A Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Series A Preferred Stock so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

vii. Absolute Obligation. Except as expressly provided herein, no provision of this Statement of Designations shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the liquidated damages (if any) on, the shares of Series A Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

Section 7. Certain Adjustments.

a) Stock Dividends and Stock Splits. If the Company, at any time after the filing of this Statement of Designations, while the Series A Preferred Stock is outstanding: (A) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company pursuant to this Series A Preferred Stock), (B) subdivide outstanding shares of Common Stock into a larger number of shares, (C) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

b) Price Adjustment. Until such time as the Investors hold no Securities, except for (i) Exempt Issuances, (ii) issuances covered by Sections 7(a), 7(c) and 7(d) hereof or (iii) an issuance of Common Stock upon exercise or upon conversion of warrants, options or other convertible securities for which an adjustment has already been made pursuant to this Section 7, as to all of which this Section 7(b) does not apply, if the Company closes on the sale or issuance of Common Stock at a price, or issues warrants, options, convertible debt or equity securities with a exercise price per share or conversion price which is less than the Conversion Price then in effect (such lower sales price, conversion or exercise price, as the case may be, being referred to as the "Lower Price"), the Conversion Price in effect from and after the date of such transaction shall be reduced to the Lower Price. For purpose of determining the exercise price of warrants issued by the Company, the price, if any, paid per share for the warrants shall be added to the exercise price of the warrants. In the event that the Restated Certificate (as defined in the Purchase Agreement) is not filed with the Secretary of State of the State of Delaware within one hundred fifty days (150) from the Closing Date (as defined in the Purchase Agreement), then for each whole or partial month that elapses between the 150th day from the Closing Date and the date of such filing, the Conversion Price then in effect, shall automatically be reduced by 6%.

c) Conversion Price Adjustment Based on EBITDA Per Share.

i. In the event the Company's consolidated EBITDA for the year ended December 31, 2006 is less than $.019 per share on a fully-diluted basis, then the Conversion Price shall be reduced by the percentage shortfall, up to a maximum of 30%. Thus, if EBITDA per share for the year ended December 31, 2006 is $.0133 per share on a fully-diluted basis, the Conversion Price shall be reduced by 30%.

Such reduction shall be made at the time the Company files its Form 10-KSB for the year ended December 31, 2006, and shall apply to all shares of the Series A Preferred Stock which are outstanding on the date the Form 10-KSB is filed, or, if not filed on time, on the date that filing was required. For purpose of this Section 7(c), EBITDA shall be based on net income plus (A) any charges relating to the transaction contemplated by this Agreement, the Note, as defined in the Purchase Agreement, and the Registration Rights Agreement plus (B) any non-recurring items other than those referred to in clause (C) of this Section 7(c)(i), minus (C) any Earn-Out Payment, as defined in the RTI Agreement, or comparable payments to the former stockholders of RTI which, in the aggregate, are in excess of $750,000.

ii. In the event the Company's consolidated EBITDA for the year ended December 31, 2007 is less than $.0549 per share on a fully-diluted basis, then the Conversion Price shall be reduced by the percentage shortfall, up to a maximum of 30%. Thus, if EBITDA for the year ended December 31, 2007 is $.03843 per share on a fully-diluted basis, the Conversion Price shall be reduced by 30%. Such reduction shall be made at the time the Company files its Form 10-KSB for the year ended December 31, 2007, and shall apply to all shares of the Series A Preferred Stock which are outstanding on the date the Form 10-KSB is filed, or, if not filed on time, on the date that filing was required.

iii. For purpose of determining EBITDA Per Share on a fully-diluted basis, all shares of Common Stock issuable upon conversion of convertible securities and upon exercise of warrants and options shall be deemed to be outstanding, regardless of whether (i) such shares are treated as outstanding for determining diluted earnings per share under GAAP, (ii) such securities are "in the money," or (iii) such shares may be issued as a result of the 4.9% Limitation. The per share amounts set forth in Sections 7(c)(i) and (ii) of this Statement of Designations shall be adjusted in accordance with GAAP to reflect any stock dividend, split, distribution, reverse split or combination of shares or other recapitalization.

d) Pro Rata Distributions. If the Company, at any time while Series A Preferred Stock is outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security, then in each such case the Conversion Price shall be determined by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of the Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

e) Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its subsidiaries. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares and shares owned by subsidiaries, if any) actually issued and outstanding.

f) Notice to Holders.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any of this Section 7, the Company shall promptly mail to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. If the Company issues a variable rate security, despite the prohibition thereon in the Purchase Agreement, the Company shall be deemed to have issued Common Stock or Common Stock Equivalents at the lowest possible conversion or exercise price at which such securities may be converted or exercised in the case of a Variable Rate Transaction (as defined in the Purchase Agreement), or the lowest possible adjustment price in the case of an MFN Transaction (as defined in the Purchase Agreement).

ii. Notices of Other Events. If (A) the Company shall declare a dividend (or any other distribution) on the Common Stock; (B) the Company shall declare a redemption of the Common Stock; (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock or any Fundamental Transaction, (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A Preferred Stock, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 30 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification or Fundamental Transaction; provided, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice.

iii. Exempt Issuance. Notwithstanding the foregoing, no adjustment in the Conversion Price will be made in respect of an Exempt Issuance.

iv. Fundamental Transaction. If, at any time while this Series A Preferred Stock is outstanding, (A) the Company effects any merger or consolidation of the Company with or into another Person, (B) the Company effects any sale of all or substantially all of its assets in

one or a series of related transactions, (C) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (D) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental Transaction"), then upon any subsequent conversion of this Series A Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion absent such Fundamental Transaction, the same kind and amount of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one share of Common Stock (the "Alternate Consideration"). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Series A Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Company or surviving entity in such Fundamental Transaction shall file a new Statement of Designations with the same terms and conditions and issue to the Holder new preferred stock consistent with the foregoing provisions and evidencing the Holder's right to convert such preferred stock into Alternate Consideration. The terms of any agreement pursuant to which a Fundamental Transaction is effected shall include terms requiring any such successor or surviving entity to comply with the provisions of this paragraph (f)(iv) and insuring that this Series A Preferred Stock (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction. Notwithstanding the foregoing or any other provisions of this Statement of Designations, in the event that the agreement relating to a Fundamental Transaction provides for the conversion or exchange of the Series A Preferred Stock into equity or debt securities, cash or other consideration and the agreement is approved by the holders of a majority of the. then-outstanding shares of Series A Preferred Stock, then the holders of the Series A Preferred Stock shall have only the rights set forth in such agreement.

Section 8. Miscellaneous.

a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service, addressed to the Company, at its principal address as reflected in its most recent filing with the Commission. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given when received, and any notice by telecopier shall be effective if confirmation of receipt is given by the party to whom the notice is transmitted.

b) Lost or Mutilated Preferred Stock Certificate. If a Holder's Series A Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series A Preferred Stock so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership thereof, and indemnity, if requested, all reasonably satisfactory to the Company.

c) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

d) Headings. The headings contained herein are for convenience only, do not constitute a part of this Statement of Designations and shall not be deemed to limit or affect any of the provisions hereof.

e) Rank of Series. For purposes of this Statement of Designations, any stock of any series or class of the Company shall be deemed to rank

(i) prior to the shares of Series A Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of Series A Preferred Stock;

(ii) on a parity with shares of Series A Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of Series A Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of Series A Preferred Stock; and

(iii) junior to shares of Series A Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be, if such class shall be Common Stock or if the holders of shares of Series A Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Company, as the case may be, in preference or priority to the holders of shares of such class or classes.

f) Amendment. This Statement of Designations may be amended with the approval of the Company's board of directors and the consent of the holders of seventy-five percent (75%) of the outstanding shares of Series A Preferred Stock, except that the conversion limitation set forth in Section 6.2(b) shall not be amended.

ANNEX A

NOTICE OF CONVERSION

(TO BE EXECUTED BY THE REGISTERED HOLDER IN ORDER TO CONVERT SHARES OF SERIES A PREFERRED STOCK)

The undersigned hereby elects to convert the number of shares of Series A Convertible Preferred Stock indicated below, into shares of common stock, par value $0.01 per share (the "Common Stock"), of Science Dynamics Corporation, a Delaware corporation (the "Company"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion: ______________________________

Number of shares of Common Stock owned prior to Conversion: ______________

Number of shares of Series A Preferred Stock to be Converted: ______________

Value of shares of Series A Preferred Stock to be Converted: ______________

Number of shares of Common Stock to be Issued: ____________________

Certificate Number of Series A Preferred Stock attached hereto: ______________

Number of Shares of Series A Preferred Stock represented by attached certificate: ________

Number of shares of Series A Preferred Stock subsequent to Conversion:

____

[HOLDER]

By: ______________________________
Name: ____________________________
Title: _____________________________

Exhibit B

Amended and Restated Statement of Designations

The designation of, the number of shares constituting, and the rights, preferences, privileges and restrictions relating to, the Series B Convertible Redeemable Preferred Stock are as follows:

1. Designation and Number of Shares. The designation of this series of one million (1,000,000) shares of preferred stock, par value $0.01 per share ("Preferred Stock"), created by the Board of Directors of the Corporation pursuant to the authority granted to it by the certificate of incorporation of the Corporation is the "Series B Convertible Redeemable Preferred Stock," which is hereinafter referred to as the "Series B Preferred Stock." In the event of the conversion of shares of Series B Preferred Stock into this Corporation's common stock, par value $0.01 per share ("Common Stock"), pursuant to Section 4 of this Amended and Restated Statement of Designations, or in the event that the Corporation shall redeem any shares of Series B Preferred Stock pursuant to Section 5 of this Amended and Restated Statement of Designations or in the event that the Corporation shall otherwise acquire and cancel any shares of Series B Preferred Stock, the shares of Series B Preferred Stock so converted, redeemed or otherwise acquired and canceled shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such stock is once more designated as part of a particular series by the Corporation's Board of Directors, and the number of authorized shares of Series B Preferred Stock shall be reduced by the number of shares so converted, redeemed or otherwise acquired and canceled. In addition, if the Corporation does not issue the maximum number of shares of Series B Preferred Stock, the Corporation may, from time to time, by resolution of the Board of Directors, reduce the number of shares of Series B Preferred Stock authorized, provided, that no such reduction shall reduce the number of authorized shares to a number which is less than the number of shares of Series B Preferred Stock then issued or reserved for issuance. The number of shares by which the Series B Preferred Stock is reduced shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such stock is once more designated as part of a particular series by the Corporation's Board of Directors. The Board of Directors shall cause to be filed with the Secretary of State of the State of Delaware such certificate as shall be necessary to reflect any reduction in the number of shares constituting the Series B Preferred Stock, and, at such time as all of the shares of Series B Preferred Stock have been converted, redeemed or otherwise acquired by the Corporation, a certificate reflecting the termination of the Series B Preferred Stock as a separate series of Preferred Stock. The Series B Preferred Stock is on a junior to the Company's Series A Convertible Preferred Stock ("Series A Preferred Stock") as to dividends and upon voluntary or involuntary liquidation, dissolution or winding up except that dividends may be paid and shares of Series B Preferred Stock may be redeemed pursuant to this Amended and Restated Statement of Designations except as otherwise expressly provided in the Statement of Designations with respect to the Series A Preferred Stock. Any references to amounts per share of Series B Preferred Stock shall be adjusted to reflect any recapitalizations involving the Series B Preferred Stock, including a split, distribution or dividend or combination of shares or other similar transaction by which the number of outstanding shares of Series B Preferred Stock is increased (in the case of a split, distribution or dividend) or decreased (in the case of a combination of shares or reverse split).

2. Dividend Rights. The holders of the Series B Preferred Stock shall be entitled to receive, out of funds of this Corporation legally available therefor, an annual dividend per share of Series B Preferred Stock equal to $0.05 (the "Annual Dividend") before dividends are payable with respect to any shares of Common Stock or any shares of any other class or series of capital stock of the Corporation

which is junior to the Series B Preferred Stock as to dividends. The Annual Dividend shall be payable in quarterly installments on the first day of November, February, May and August of each year, commencing November 1, 2006 (the "Dividend Payment Date"), to holders of Series B Preferred Stock of record on 15th of the preceding calendar month. The first dividend shall be payable at the annual rate of $0.05 per share based on the number of days which shall have elapsed between the date of the Certificate of Designations to which this Amended and Restated Statement of Designation is a part (the "Certificate of Designation") and October 31, 2006. Upon redemption or conversion of the Series B Preferred Stock, the Corporation shall pay the dividend, accrued at the Annual Dividend rate, through the date of conversion or redemption; provided, however, that such accrued payment shall be paid within ten (10) business days with respect to conversion and with the redemption payment with respect to redemption. Notwithstanding the foregoing, if, on a Dividend Payment Date, the Corporation does not have sufficient cash to enable it to pay the dividend payable on such date, after establishing such reserves as the Board of Directors deems necessary for the Corporation's business, the Corporation shall defer payment of such dividend until it has sufficient available cash to enable it to make such payment and to pay any dividends on any other class or series of capital stock which is senior to or on a parity with the Series B Preferred Stock as to dividends. The Corporation shall not be required to incur debt in order to pay the Annual Dividend.

3. Voting Rights.

(a) Except as otherwise provided by law or this Amended and Restated Statement of Designations, the holder of each share of Series B Preferred Stock shall have no voting rights.

(b) The vote of the holders of a majority of the outstanding shares of Series B Preferred Stock shall be required for any amendment to this Amended and Restated Statement of Designations.

(c) If, and only if, the vote of the holders of the Series B Preferred Stock is required by law in connection with any merger or consolidation or a sale of all or substantially all of the Corporation's business and assets, the holders of the Series B Preferred Stock shall vote with the holders of the Common Stock (and any other classes or series of capital stock that have similar voting rights) on an "as-if converted" basis.

(d) The separate vote of the holders of the Series B Preferred Stock shall not be required to increase or decrease the number of authorized shares of Preferred Stock.

(e) If the holders of the Series B Preferred Stock shall be entitled to vote as a class, each share of Series B Preferred Stock shall be entitled to one vote, and the consent of the holders of the Series B Preferred Stock may be given at a meeting of the holders of the Series B Preferred Stock or by a written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock.

(f) The Corporation may create other series of Preferred Stock or capital stock which may be senior to, junior to or on a parity with the Series B Preferred Stock as to dividends or on voluntary or involuntary dissolution, liquidation or winding up without the consent of the holders of the Series B Preferred Stock.

4. Conversion into Common Stock.

(a) Each share of Series B Preferred Stock will, without any action on the part of the holders thereof, automatically convert into shares of Common Stock at the Conversion Rate, as

hereinafter defined, one year from the date of that the Certificate of Designation is filed with the Secretary of State of Delaware.The "Conversion Rate" shall mean the number of shares of Common Stock issuable upon conversion of one (1) share of Series B Preferred Stock. The Conversion Rate shall be five sixths (5/6) of a share of Common Stock, subject to adjustment as provided in Section 4(c) of this Amended and Restated Statement of Designations.

(b) The conversion of the shares of Series B Preferred Stock shall be automatically effected on the date set forth in Section 4(a) of this Amended and Restated Statement of Designation, regardless of whether the certificate representing the shares of Series B Preferred Stock converted shall have been delivered to the Corporation or its transfer agent; provided, however, that no Common Stock certificates shall be issued and no dividends or other distributions payable with respect to the Common Stock issued on conversion of the Series B Preferred Stock shall by paid until the holder shall have surrendered his or her Series B Preferred Stock certificate to the Corporation or its transfer agent. Notwithstanding anything to the contrary herein, no shares of outstanding Series B Preferred Stock shall be converted into Common Stock pursuant to this Section 4 unless at the time of any conversion, all accrued and unpaid dividends on the Series B Preferred have been fully paid.

(c) The Conversion Rate shall be subject to adjustment as follows:

(i) In case the Corporation shall, after the date the Certificate of Designation is a part is filed with the Secretary of State of the State of Delaware, (A) pay a dividend or make a distribution on its shares of Common Stock in shares of Common Stock, (B) subdivide, split or reclassify its outstanding Common Stock into a greater number of shares, (C) effect a reverse split or otherwise combine or reclassify its outstanding Common Stock into a smaller number of shares, or (D) issue any shares by reclassification of its shares of Common Stock, the Conversion Rate in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted to reflect, in accordance with generally accepted accounting principles, such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed in this Section 4(c)(i) shall occur.

(ii) The Corporation may retain a firm of independent public accountants of recognized standing selected by the Board of Directors (who may be the regular accountants employed by the Corporation) to make any computation required by Section 4(c)(i) of this Amended and Restated Statement of Designations, and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

(d) No fractional shares or script representing fractional shares shall be issued upon the conversion of shares of Series B Preferred Stock. If, upon conversion of any shares of Series B Preferred Stock, any holder would, except for the provisions of this Section 4(f), be entitled to receive a fractional share of Common Stock, then the number of shares of Common Stock issuable upon such conversion shall be rounded up to the next higher whole number of shares.

(e) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock the full number of shares of Common Stock then issuable upon the conversion of all shares of Series B Preferred Stock then outstanding.

(f) The Common Stock issuable upon conversion of the Series B Preferred Stock shall, when so issued, be duly and validly authorized and issued, fully paid and non-assessable.

5. Redemption.

(a) The Corporation shall have the right at any time prior to the expiration of one year from the date the Certificate of Designation is filed with the Secretary of State to redeem the Series B Preferred Stock at a redemption price of fifty cents ($0.50) per share.

(b) The Corporation shall exercise its right to redeem the Series B Preferred Stock in whole at any time and in part from time to time on not less than ten (10) days' written notice (the "Redemption Notice") to the holders of the Series B Preferred Stock at their addresses set forth in the Corporation's records. The Redemption Notice shall state the date on which the shares of Series B Preferred Stock shall be redeemed, the amount of the redemption price, plus accrued dividends, and that payment will be sent by wire transfer to the Corporation's transfer agent to provide funds for the payment of the redemption price. Upon delivery of the redemption price with accrued dividends to the Corporation's transfer agent, the holders of the Series B Preferred Stock shall have no rights as a holder of Series B Preferred Stock, other than to receive payment from the transfer agent upon presentation of the Series B Preferred Stock certificate.

(c) If the Corporation does not redeem all of the shares of Series B Preferred Stock, the Corporation shall redeem the shares pro rata from the holders thereof, and the Redemption Notice shall set forth the number of shares of Series B Preferred Stock being redeemed from each holder of Series B Preferred Stock.

(d) Nothing in this Section 5 shall be construed to require or permit the Corporation to redeem any shares of Series B Preferred Stock if such redemption would result in a violation of law, including any violation of the Delaware General Corporation Law.

6. Liquidation Rights.

(a) In the event of the Liquidation of the Corporation, as hereinafter defined, whether voluntary or involuntary, holders of the Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation, after payment of any preferences which are payable to the holders of any class or series of capital stock which is senior to the Preferred Stock upon liquidation, dissolution or winding up, an amount equal to $0.50 per share plus all accrued and unpaid dividends, before any payment or distribution upon dissolution, liquidation or winding up shall be made with respect to the Common Stock and any other class or series of capital stock ranking junior to Series B Preferred Stock as to such payment or distribution, and after all such payments or distributions have been made on any series or class of capital stock ranking senior to the Series B Preferred Stock as to such payment or distribution. After payment of the preference set forth in this Section 6(a), the holders of the Series B Preferred Stock shall not be entitled to any further payment in respect of their Series B Preferred Stock.

(b) The term "Liquidation" shall mean any liquidation, dissolution or winding-up of the Corporation or sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, except that a Liquidation shall not include (i) any sale, conveyance, exchange or transfer if the vote of the holders of the Series B Preferred Stock is required pursuant to the Delaware General Corporation Law, (ii) a merger or consolidation regardless of whether the Corporation is the surviving entity.

(c) In the event the assets of the Corporation available for distribution to the holders of shares of Series B Preferred Stock upon dissolution, liquidation or winding up of the Corporation,

whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to Section 6(a) of this Amended and Restated Statement of Designations, no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking on a parity with the shares of Series B Preferred Stock upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of Series B Preferred Stock and such other parity shares, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

7. Notice. The Corporation shall treat the registered holder of any shares of Series B Preferred Stock as the absolute owner thereof (notwithstanding any notations of ownership or writing thereon made by anyone other than a duly authorized officer of the Corporation or its transfer agent, if any) for all purposes and shall not be affected by any notice to the contrary, and the Corporation shall not incur any liability as a result of its compliance with the provisions of this Section 7. Notice to a holder of Series B Preferred Stock shall be sent by first class mail, postage prepaid, to the addresses of the registered holders set forth on the Corporation's stock records.

8. Rank of Series. For purposes of this Amended and Restated Statement of Designations, any stock of any series or class of the Corporation shall be deemed to rank:

(a) prior to the shares of Series B Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series B Preferred Stock;

(b) on a parity with shares of Series B Preferred Stock, as to dividends or upon liquidation, dissolution or winding up, as the case may be, whether or not the dividend rates, dividend payment dates or redemption or liquidation prices per share or sinking fund provisions, if any, be different from those of Series B Preferred Stock, if the holders of such stock shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of Series B Preferred Stock;

(c) junior to shares of Series B Preferred Stock as to dividends or upon liquidation, dissolution or winding up, as the case may be, if such class shall be Common Stock or if the holders of shares of Series B Preferred Stock shall be entitled to receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or classes.

9. Transfer Agent and Registrar. The Corporation may appoint a transfer agent and registrar for the issuance, transfer and conversion of the Series B Preferred Stock and for the payment of dividends to the holders of the Series B Preferred Stock.